Exhibit 5.1

[Letterhead of DISH Network]

November 22, 2019

DISH Network Corporation

9601 S. Meridian Blvd.

Englewood, CO 80112

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of DISH Network Corporation, a Nevada corporation (the “DISH Network”). I have acted as counsel in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (i) subscription rights (the “Subscription Rights”) to purchase up to 29,834,992 shares of Class A common stock of DISH Network, par value $0.01 per share (the “Class A Common Stock”) and (ii) 29,834,992 shares of Class A Common Stock to be issued upon exercise of the Subscription Rights, pursuant to a registration statement on Form S-3 (the “Registration Statement”), which includes the prospectus dated November 7, 2019 included as a part thereof and the prospectus supplement filed on November 22, 2019.

I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by DISH Network, and I have examined such other agreements, instruments, documents and corporate records of DISH Network as I have deemed necessary or appropriate in order to deliver this opinion.

Upon the basis of such examination, I am of the opinion that:

(1)       Class A Common Stock. When the Class A Common Stock has been duly issued and sold as contemplated by the Registration Statement, the Class A Common Stock will be validly issued, fully paid and nonassessable.

(2)       Subscription Rights. When the Subscription Rights have been duly issued as contemplated in the Registration Statement, the Subscription Rights will constitute valid and binding obligations of DISH Network, subject to bankruptcy, insolvency, fraudulent transfer, reorganization moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I am admitted to practice only in the State of Colorado and the State of Connecticut and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Colorado and U.S. Federal law.

I have relied as to certain matters on information obtained from public officials, officers of DISH Network and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Subscription Rights and Class A Common Stock and the making of the statements with respect to me which are set forth under the caption “Legal Matters” in the prospectus as supplemented by the prospectus supplement dated November 22, 2019 forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Timothy A. Messner
Timothy A. Messner Executive Vice President and General Counsel